Exhibit 99.1

Contact:
Lee Bendekgey	Nicole Foderaro
SVP, CFO and General Counsel	WeissComm Partners
Nuvelo	415-946-1058
650-517-8358	nfoderaro@wcpglobal.com
lbendekgey@nuvelo.com

NUVELO REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS AND

UPDATED OUTLOOK FOR 2008

SAN CARLOS, Calif., May 8, 2008 – Nuvelo, Inc. (Nasdaq: NUVO) today announced first quarter 2008 financial results and provided an updated outlook for 2008.

For the first quarter ended March 31, 2008, Nuvelo reported a net loss of $18.4 million, or $0.34 per share, compared with a net loss of $15.3 million, or $0.29 per share, for the same period in 2007. The increase in net loss was primarily due to $4.0 million in restructuring and facility exit charges taken in the first quarter of 2008, which are discussed below. Net cash used in operating activities was $16.4 million for the 2008 quarter, and as of March 31, 2008, the company had $87.2 million in cash and cash equivalents, marketable securities and restricted cash.

Revenues for the first quarter of 2008 were $0.1 million, compared with $0.9 million for the same period in 2007. In May 2008, we expect to recognize the $15.0 million received from Bayer in connection with the termination of the collaboration agreement in June 2007. The $15.0 million, which had been recorded as deferred revenue, will be recognized as revenue upon the expiration of the notice period, as defined in the termination agreement with Bayer.

Operating expenses for the first quarter of 2008, including $4.0 million in restructuring and facility exit charges, were $19.5 million, compared with $18.1 million for the same period in 2007.

Research and development expenses were $11.5 million for the first quarter 2008, compared with $12.7 million for the same period in 2007. Non-cash employee stock-based compensation included in R&D expenses totaled $0.2 million and $1.0 million in the 2008 and 2007 periods, respectively. The decrease in R&D expenses in 2008 was primarily attributed to a reduction in headcount, partially offset by increases in development expenses related to NU172 and NU206.

General and administrative expenses were $4.0 million for the first quarter of 2008, compared with $5.4 million for the same period in 2007. Non-cash employee stock-based compensation included in general and administrative expenses totaled $0.8 million and $1.2 million in the 2008 and 2007 periods, respectively. The decrease in general and administrative expenses in 2008 was primarily related to a $1.4 million decrease in personnel-related expenses as a result of a reduction in headcount.

Restructuring expenses were $2.5 million for the first quarter 2008, which resulted from a reduction in workforce intended to realign the Company’s organization. Included in the restructuring expenses were $1.3 million of termination benefits and $1.2 million of non-cash stock-based compensation.

The facility exit charge was $1.5 million for the first quarter of 2008. This non-cash charge resulted from management’s conclusion that the likelihood of subleasing the facility has become remote.

Net interest income was $1.0 million for the first quarter of 2008, compared with $1.8 million for the same period in 2007.

“We are focused on building shareholder value through the aggressive advancement of our pipeline and R&D programs. We just announced positive proof-of-concept data demonstrating NU172’s potential for rapid onset and offset of anticoagulation, have put programs in place to accelerate the development of NU206 and plan to designate a candidate from one of our two research programs this year,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “We are also seeking partnership and in-licensing opportunities to accelerate research and development, expand our pipeline and enhance our already solid financial position.”

2008 Guidance and Key Milestones

Nuvelo is reiterating its guidance and expects 2008 net cash used in operating activities to be in the range of $43.0 to $48.0 million and operating expenses, including $4.0 million in restructuring and facility exit charges taken in the first quarter, to be in the range of $47.0 to $52.0 million.

Nuvelo anticipates accomplishing the following near-term milestones:

•	Initiation of a Phase 1b bolus plus infusion trial with NU172 in healthy volunteers in the second quarter of 2008;

•	Trial completion and top-line data from the Phase 1b bolus plus infusion trial with NU172 in the third quarter of 2008;

•	Initiation of a Phase 2 trial with NU172 in medical or surgical procedures in the fourth quarter of 2008 or first quarter of 2009;

•	Initiation of a Phase 1 trial with NU206 in mucositis in the second quarter of 2008;

•	Initiation of a Phase 1 single ascending dose trial with NU206 in healthy volunteers in the third quarter of 2008;

•	Trial completion and top-line data from the Phase 1 single ascending dose trial with NU206 in healthy volunteers in the second half of 2008;

•	Initiation of a Phase 1b multiple ascending dose trial with NU206 in healthy volunteers in the fourth quarter of 2008 or first quarter of 2009; and

•	Advancement of a new candidate from either the Wnt Therapeutics or the Leukemia Therapeutics Program in 2008.

Conference Call Information

Nuvelo will hold a conference call and virtual webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 866-854-8095 for domestic callers and 706-634-8567 for international callers and reference conference passcode 43639045. A telephone replay of the conference call will be available through Thursday, May 22, 2008. To access the replay, please dial 800-642-1687 for domestic callers and 706-645-9291 for international callers and reference conference passcode 43639045.

This call is being webcast by Thomson/CCBN and will include a virtual slide presentation. The webcast can be accessed via Nuvelo’s website at www.nuvelo.com and is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (http://www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular disease, cancer and other debilitating medical conditions. Nuvelo’s development pipeline includes NU172, a direct thrombin inhibitor in Phase 1 development for use as a potential short-acting anticoagulant during medical or surgical procedures; and preclinical candidate NU206, a Wnt pathway modulator for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease. In addition, Nuvelo is pursuing research programs in leukemia and lymphoma therapeutic antibodies and Wnt signaling pathway therapeutics to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at http://www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the timing, progress and anticipated completion of Nuvelo’s clinical stage and research programs, the anticipated availability of top line data, projected operating expenses and cash usage and the potential benefits that patients may experience from the use of our clinical stage compounds, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery and the regulatory approval process; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; stock market conditions; the impact of competitive products and technological changes; and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo’s filings with the SEC, including without limitation Nuvelo’s annual report on Form 10-K for the year ended December 31, 2007 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Contract revenues	$63	$910
Operating expenses:
Research and development	11,518	12,725
General and administrative	4,009	5,366
Restructuring	2,470	—
Facility exit charge	1,472	—

Total operating expenses	19,469	18,091

Operating loss	(19,406)	(17,181)
Interest income, net	998	1,832

Net loss	$(18,408)	$(15,349)

Basic and diluted net loss per share	$(0.34)	$(0.29)
Weighted average shares used in computing basic and diluted net loss per share	53,456	53,252
CONSOLIDATED BALANCE SHEET DATA (in thousands) (unaudited)
	March 31, 2008	December 31, 2007*
Cash and cash equivalents, marketable securities and restricted cash	$87,168	$103,567
Working capital	51,271	81,799
Total assets	103,686	120,683
Non-current liabilities	19,874	34,837
Accumulated deficit	(488,921)	(470,513)
Total stockholders’ equity	51,623	67,659

*	The consolidated balance sheet data as of December 31, 2007 have been derived from the audited financial statements.